Financial Institutions, Inc. Announces

2024 Annual Meeting Date

WARSAW, N.Y. – March 14, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), the parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC and Courier Capital, LLC, today announced that Wednesday, June 5, has been established as the date of its 2024 Annual Meeting of Shareholders. The meeting will be held in a virtual format only, via live webcast, beginning at 10:00 am Eastern Time.

The record date for voting at the Annual Meeting will be April 10, 2024. Further details regarding the Annual Meeting, including how to participate, will be included in the Financial Institutions, Inc. Proxy Statement and Notice of Annual Meeting of Shareholders, which is expected to be made available to shareholders and filed with the Securities and Exchange Commission on or about April 12, 2024.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.2 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com